Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TERRAFORM POWER, INC.

ARTICLE ONE

The name of the Corporation is TerraForm Power, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 1,300,000,000 shares, consisting of:

(a) 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”);

(b) 850,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”);

(c) 140,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”); and

(d) 260,000,000 shares of Class B1 Common Stock, par value $0.01 per share (“Class B1 Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”).

(e) Split of Class A Common Stock. Immediately upon the filing of this Certificate (the “Effective Time”), each one (1) share (and each fractional share) of Class A Common Stock issued and outstanding at the Effective Time shall automatically be reclassified as and subdivided into 127.1624 validly issued, fully paid and non-assessable shares of Class A Common Stock, without any action by the holder thereof or by the Corporation (the “Class A Stock Split”). No fractional shares shall be issued in connection with the Class A Stock Split and, in lieu thereof, any holder who would hold a fractional share of Class A Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the initial public offering price of the Corporation’s Class A Common Stock.

(f) Split of Class B Common Stock. Immediately upon the Effective Time, each one (1) share of Class B Common Stock issued and outstanding at the Effective Time shall automatically be reclassified as and subdivided into 262.8376 validly issued, fully paid and non-assessable shares of Class B Common Stock, without any action by the holder thereof or by the Corporation (the “Class B Stock Split”). No fractional shares shall be issued in connection with the Class B Stock Split and, in lieu thereof, any holder who would hold a fractional share of Class B Common Stock shall be entitled to receive cash for such holder’s fractional share equal to the fair value thereof based upon the initial public offering price of the Corporation’s Class A Common Stock.

(g) Surrender and Issuance of New Certificates After the Class A Stock Split and the Class B Stock Split. Following the effectiveness of the Class A Stock Split and the Class B Stock Split, each certificate that previously represented shares of Class A Common Stock (“Old Class A Certificates”) or Class B Common Stock (“Old Class B Certificates”) shall thereafter represent the number of shares of Class A Common Stock or Class B Common Stock, respectively, into which the shares previously represented by such certificate were reclassified and subdivided pursuant to the Class A Stock Split or the Class B Stock Split, as the case may be. Upon surrender at the office of the Corporation or its transfer agent of an Old Class A Certificate or Old Class B Certificate in such holder’s name, or upon notifying the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executing an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, will be entitled to receive, as soon as practicable after the applicable Class A Stock Split, Class B Stock Split and such surrender or such agreement and indemnification in the case of a lost certificate, a book-entry interest or interests representing or, at the election of such holder, a certificate or certificates evidencing, the number of shares of Class A Common Stock or Class B Common Stock represented by such certificate following the Class A Stock Split or the Class B Stock Split, as the case may be, in such name or names and such denomination or denominations as such holder has specified.

(h) No Charge to Holders. The issuance of book-entry interests or certificates for shares of Class A Common Stock or Class B Common Stock following the Class A Stock Split and Class B Stock Split shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such Class A Stock Split or Class B Stock Split. The Corporation shall take all such actions as are necessary in order to insure that the shares of Class A Common Stock and Class B Common Stock issued in the Class A Stock Split and the Class B Stock Split are validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to determine by resolution or resolutions the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of any wholly unissued series of Preferred Stock, to fix the number of shares of any series of Preferred Stock and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors to increase or decrease (but not below the number of shares of any such series of Preferred Stock, then outstanding) the number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares of such series shall resume the status of shares of Preferred Stock undesignated as to series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, may differ from those of any other series at any time outstanding and may be made dependent upon facts ascertainable outside the resolutions or resolutions providing for the issue of such Preferred Stock, adopted by the affirmative vote of at least a majority of the total number of directors, provided that the manner in which such facts shall operate upon the powers, preferences and rights of, and the qualifications, limitations and restrictions thereof, if any, is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the affirmative vote of at least a majority of the total number of directors.

Section 3. Common Stock.

(a) Voting Rights. Except as otherwise provided by the DGCL or this Certificate, and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Except as otherwise provided by the DGCL or this Certificate, holders of Class A Common Stock, Class B Common Stock and Class B1 Common Stock shall vote together as a single class on all matters presented to the stockholders of the Corporation for their approval or vote. Each holder of Class A Common Stock and Class B1 Common Stock shall be entitled to one vote for each share held as of the applicable date by such holder on all matters voted upon by the stockholders of the Corporation. Each holder of Class B Common Stock shall be entitled to 10 votes for each share held by such holder as of the applicable date on all matters voted upon by the stockholders of the Corporation.

(b) Dividends and Other Distributions.

(i) Subject to the rights of holders of any series of Preferred Stock, the holders of Class A Common Stock shall share ratably in all dividends as may from time to time be declared by the Board of Directors in respect of the Class A Common Stock out of the assets of the Corporation legally available for the payment thereof at such times and in such amounts as the Board of Directors in its discretion shall determine.

(ii) Except as provided in clause (b)(iii) below with respect to stock dividends, dividends and other distributions of cash or property may not be declared or paid on the Class B Common Stock or Class B1 Common Stock.

(iii) In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any Class A Common Stock, Class B Common Stock or Class B1 Common Stock as the case may be, unless contemporaneously therewith, the shares of Class A Common Stock, Class B Common Stock or Class B1 Common Stock, respectively, at the time outstanding are treated in the same proportion and the same manner. Stock dividends with respect to Class B Common Stock and Class B1 Common Stock may only be paid with Class B Common Stock or Class B1 Common Stock, respectively.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, and after the payment or the provision for payment of the par value of the shares of Class A Common Stock, Class B Common Stock and Class B1 Common Stock, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. Except as otherwise provided in this Article FOUR, the holders of shares of Class B Common Stock and Class B1 Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Redemption and Retirement of Class B Common Stock and Class B1 Common Stock. In the event that, pursuant to agreements to exchange Class B units or Class B1 units in TerraForm Power, LLC (“Terra LLC”) and corresponding shares of Class B Common Stock or Class B1 common stock, as applicable, for shares of Class A Common Stock (each such agreement, an “Exchange Agreement”) in accordance with the Amended & Restated Operating Agreement of Terra LLC as in effect from time to time, a party exchanges a Class B unit or Class B1 unit of Terra LLC for a share of Class A Common Stock, an equivalent number of outstanding shares of Class B Common Stock or Class B1 Common Stock, as applicable, shall, unless such redemption is prohibited by applicable law, simultaneously with the closing of such exchange, be automatically redeemed, without any action required by the holder of such shares of Class B Common Stock or Class B1 Common Stock or the Corporation, a price per share equal to its per share par value. After any such automatic redemption of Class B Common Stock or Class B1 Common Stock, such shares of Class B Common Stock or Class B1 Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, Class B1 Common Stock or other series of stock of the Corporation be retired.

(e) Class B Designation Rights. The holder(s) of a majority of the outstanding shares of Class B Common Stock (the “Class B Majority”) shall be entitled to elect up to two directors to the Board of Directors (the “Class B Designation Rights”), which directors shall be in addition to any other directors, officers or other affiliates of such holder(s) who (a) may be serving as directors upon the completion of the Corporation’s initial public offering of Class A Common Stock (b) are subsequently appointed by the Board of Directors to fill any newly created directorships or other vacancies on the Board of Directors or (c) are elected to the Board of Directors by the stockholders of the Corporation. The Class B Majority shall have the right to remove and replace any Designated Director (as defined below) at any time and for any reason, and to fill any vacancies otherwise relating to such director positions. The Class B Designation Rights shall terminate as of the Trigger Date (as defined below), unless required to be terminated earlier pursuant to applicable law or the rules of the national securities exchange on which any securities of the Corporation are listed. Any Designated Director in office at the time of termination of the Class B Designation Rights shall continue to hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. As used herein, “Designated Directors” means the directors elected to the Board of Directors pursuant to the Class B Designation Rights, provided that a director shall be deemed to be a Designated Director only if specifically identified as such in writing by the Class B Majority at the time of his or her election to the Board of Directors or at any time thereafter.

(f) Reclassification of Class C Common Stock. Immediately after the Class A Stock Split and Class B Stock Split are effective, each one (1) share of the Corporation’s Class C common stock, par value $0.01 per share (the “Class C Common Stock”), issued and outstanding immediately following the Class A Stock Split and the Class B Stock Split shall automatically be reclassified as and and converted into 85.8661 validly issued, fully paid and non-assessable shares of Class A Common Stock, without any action by the holder thereof or by the Corporation (the “Class C Reclassification”). No fractional shares shall be issued in connection with the Class C Reclassification and, in lieu thereof, any holder who would hold a fractional share of Class A Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the initial public offering price of the Corporation’s Class A Common Stock.

(g) Surrender and Issuance of New Certificates. After the Class C Reclassification. each certificate that prior to the Class C Reclassification represented shares of Class C Common Stock (“Old Class C Certificates”) shall thereafter represent that number of shares of Class A Common Stock into which the shares of Class C Common Stock represented by the Old Class C Certificate shall have been reclassified as a result of the Class C Reclassification Upon surrender at the office of the Corporation or its transfer agent of Old Class C Certificate in such holder’s name, or upon notifying the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executing an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, will be entitled to receive, as soon as practicable after the Class C Reclassification and such surrender or such agreement and indemnification in the case of a lost certificate, a book-entry interest or interests representing or, at the election of such holder, a certificate or certificates evidencing, the number of shares of Class A Common Stock into which the shares represented the Old Series C Certificate was reclassified pursuant the Class C Reclassification, in such name or names and such denomination or denominations as such holder has specified.

(h) No Charge to Holders. The issuance of book-entry interests or certificates for shares of Class A Common Stock upon the Class C Reclassification shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such Class C Reclassification and the related issuance of shares of Class A Common Stock. Upon the Class C Reclassification, the Corporation shall take all such actions as are necessary in order to insure that the shares of Class A Common Stock issued in the Class C Reclassification shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

Section 4. Restrictions on Transfer.

(a) Restricted Transfers. (i) Except through a Secondary Market Transaction or pursuant to prior authorization obtained from the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, no person shall purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into shares of Class A Common Stock, Class B1 Common Stock or otherwise), and no stockholder of the Corporation shall transfer to any person, shares of Class A Common Stock or Class B1 Common Stock such that, after giving effect to such purchase, acquisition or other transfer, the transferee, together with its FERC Affiliates, would beneficially own, control and/or hold power to vote sufficient Common Stock to exercise Utility Control without the prior written consent of the Board of Directors, and (ii) other than pursuant to Section 3(d) of this Article FOUR, no shares of Class B Common Stock may be transferred to any person other than SunEdison, Inc., a Delaware corporation (“SunEdison”), and its Affiliated Companies (as defined below), provided that a pledge of such shares under applicable financing arrangements shall not be deemed a transfer, and (iii) other than pursuant to Section 3(d) of this Article FOUR, no shares of Class B1 Common Stock may be transferred to any person without the prior written consent of the Board of Directors (such purchase, acquisition or other transfer in clause (i), (ii) or (iii), a “Restricted Transfer”). Notwithstanding the foregoing, with respect to any shares of Class B Common Stock or Class B1 Common Stock initially issued to Silver Ridge Power, LLC, the distribution or transfer of such shares shall not be deemed a Restricted Transfer so long as such distribution or transfer is in furtherance of, and ultimately results in, the distribution or transfer of such shares of Class B Common Stock to SunEdison or its Affiliated Companies and such shares of Class B1 Common Stock to R/C US Solar Investment Partnership, L.P.

(b) Purported Transfer in Violation of Restrictions. Unless the written approval of the Board of Directors is obtained with respect to a Restricted Transfer (provided the Board of Directors shall not be permitted to approve a Restricted Transfer specified in clause (ii) of Section 4(a) of this Article FOUR), such purported Restricted Transfer shall be null and void ab initio and shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock, the purported transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Class A Common Stock, Class B Common Stock or Class B1 Common Stock purported to be purchased, acquired or transferred in the Restricted Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto), and all rights as a stockholder of the Corporation with respect to the Class A Common Stock, Class B Common Stock or Class B1 Common Stock purported to have been transferred shall remain in the purported transferor.

(c) Certain Definitions. For purposes of this Section 4 of Article FOUR:

“FERC Affiliate” with respect to any person means any other person that would be considered an affiliate of such person for purposes of Section 203 of the Federal Power Act and the rules, regulations and precedents of the Federal Energy Regulatory Commission thereunder.

“Secondary Market Transaction” means a purchase or sale of Class A Common Stock or Class B1 Common Stock by a third-party investor (i) occurring while the Class A Common Stock is publicly-traded on a national securities exchange, (ii) to which neither the Corporation nor any of its subsidiaries is a party, (iii) over which neither the Corporation nor any of its subsidiaries has control, and (iv) of which neither the Corporation nor any of its subsidiaries have prior notice. A Secondary Market Transaction does not include, among other things, any purchase or sale of the Class A Common Stock in connection with the initial issuance or offering of Class A Common Stock in the Corporation’s initial public offering (including the underwriters’ option to purchase additional shares) or any reacquisition of Class A Common Stock by the Corporation.

“Utility Control” means the power to direct or cause the direction of the management and policies of the Corporation and shall be deemed to exist if a person and its FERC Affiliates in the aggregate directly and/or indirectly own, control and/or hold with power to vote shares of Common Stock representing 10% or more of the outstanding voting power of the Corporation. The calculation of the outstanding voting power of the Corporation held by a person is expressed in the following formula:

Outstanding Voting Power of a Person in the Corporation = (AP + (Bp * 10) + B1p) / (ATotal + (BTotal * 10) + B1Total)

WHERE:

AP = the number of shares of Class A Common Stock owned, controlled and/or held with power to vote by such person and its FERC Affiliates.

BP = the number of shares of Class B Common Stock owned, controlled and/or held with power to vote by such person and its FERC Affiliates.

B1P = the number of shares of Class B1 Common Stock owned, controlled and/or held with power to vote by such person and its FERC Affiliates.

ATotal = the total number of shares of Class A Common Stock outstanding.

BTotal = the total number of shares of Class B Common Stock outstanding.

B1Total = the total number of shares of Class B1 Common Stock outstanding.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Except as provided by this Certificate and any duly authorized certificate of designation of any series of Preferred Stock, each director shall be elected by the vote of a plurality of the votes cast by the holders of the then outstanding shares of the Corporation’s capital stock entitled to vote on the election of directors voting as a single class and represented in person or by proxy at any meeting for the election of directors at which a quorum is present.

ARTICLE SEVEN

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation (as amended and restated, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Subject to the Class B Designation Rights and any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall have no more than sixteen (16) nor less than three (3) members, with the exact number of directors constituting the full board to be determined from time to time by the affirmative vote of a majority of the total number of directors then in office, provided the number of directors constituting the full board shall automatically be increased (if necessary) to accommodate any director appointed pursuant to the Class B Designation Rights. Subject to the Class B Designation Rights and the rights of the holders of any series of Preferred Stock, newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the total number of directors then in office, although less than quorum, at any meeting of the Board of Directors. Each director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If any director (other than a director appointed pursuant to the Class B Designation Rights) who at the time of his or her most recent election or appointment to a term on the Board of Directors was an employee of the Corporation, SunEdison or any of their respective subsidiaries ceases to be an employee of the Corporation, SunEdison or any of their respective subsidiaries during such term as director, such director shall no longer be qualified to be a director and shall immediately cease to be a director without any further action unless otherwise determined by the Board of Directors. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 3. Chairman of the Board. Prior to the Trigger Date, the Chairman of the Board of Directors (if a Chairman is desired) shall be elected by the stockholders at the annual meeting or any special meeting called for that purpose and shall perform such duties and have such other powers as set forth in the Bylaws or as may be assigned to the Chairman, from time to time, by the Board of Directors. The Chairman shall be chosen from among the directors serving in office. Any vacancy in the position of Chairman of the Board of Directors may be filled by the affirmative vote of a majority of the total number of directors then in office at any meeting of the Board of Directors, until the next annual meeting or special meeting called for the purpose of electing the Chairman, whereupon the Chairman shall be elected by the stockholders. From and after the Trigger Date, the Chairman of the Board of Directors (if a Chairman is desired) shall be appointed in accordance with the Bylaws.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws by the affirmative vote of a majority of the total number of directors then in office in addition to any other vote otherwise required by law.

ARTICLE NINE

Section 1. Indemnification; Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and except as otherwise provided in the Bylaws, (i) no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders; and (ii) the Corporation shall indemnify and advance expenses to its officers and directors.

(b) Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

ARTICLE TEN

Section 1. Removal of Directors. Subject to the Class B Designation Rights and the rights, if any, of the holders of any series of Preferred Stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), one or more or all directors may be removed from office with or without cause at any time by the vote of the holders of a majority of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors generally voting as a single class. Notwithstanding the foregoing, (a) if the holders of any class or series of capital stock are entitled by the provisions of this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock) to elect one or more directors, such director or directors so elected may be removed without cause only by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote and (b) the Designated Directors may be removed with or without cause only by the Class B Majority until the termination of the Class B Designation Rights in accordance with Section 3(e) of Article FOUR.

Section 2. Vacancies in the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock) and subject to Section 3(e) of Article FOUR and Section 2 of Article SEVEN, vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE ELEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE TWELVE

From and after the date (the “Trigger Date”) on which SunEdison and its Affiliated Companies cease to own in the aggregate shares of Common Stock representing at least a majority of the combined voting power of the Common Stock, any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. The foregoing is subject to the rights of holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

ARTICLE THIRTEEN

Section 1. Competition and Corporate Opportunities. To the extent provided in the following paragraphs, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity presented to SunEdison or its Affiliated Companies or any Dual Role Person.

(a) In the event that either (i) SunEdison and its Affiliated Companies or (ii) any Dual Role Person, acquire knowledge of a potential transaction or matter which may be a Dual Opportunity, neither the Corporation nor any of its Affiliated Companies shall, to the fullest extent permitted by law, have any expectancy in such Dual Opportunity. Neither SunEdison and its Affiliated Companies nor any Dual Role Person shall have a duty to communicate or offer to the Corporation or any of its Affiliated Companies, or refrain from engaging directly or indirectly in, any Dual Opportunity, and may pursue or acquire such Dual Opportunity for themselves or direct such Dual Opportunity to another Person.

(b) Any Dual Role Person (i) shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to either SunEdison or its Affiliated Companies or any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director, (ii) shall not be prohibited from communicating or offering any Dual Opportunity to either SunEdison or its Affiliated Companies or any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director, and (iii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (x) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to either SunEdison or its Affiliated Companies or any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director, or (y) the communication or offer to either SunEdison or its Affiliated Companies or any Power Generation Business of which such Dual Role Person is an employee, agent, representative, officer or director of any Dual Opportunity, in each case, so long as the Dual Opportunity was not expressly offered in writing to the Dual Role Person solely in his or her capacity as a director or officer of the Corporation.

Section 2. Certain Matters Deemed not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article THIRTEEN, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that (i) the Corporation is not financially able or contractually permitted or legally able to undertake, (ii) is not in the Corporation’s line of business, (iii) is of no practical advantage to the Corporation, and (iv) in which the Corporation has no interest or reasonable expectancy. Moreover, nothing in this Article THIRTEEN shall amend or modify in any respect any written contractual agreement between SunEdison or its Affiliated Companies, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

Section 3. Certain Definitions. For purposes of Section 4 of Article FOUR, Article TWELVE, this Article THIRTEEN and Article FIFTEEN:

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation, (ii) with respect to SunEdison, any Person controlled by SunEdison, other than the Corporation and any Person controlled by the Corporation. For purposes of this definition, “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dual Opportunity” means any potential transaction or matter within the same or similar business activities or related lines of business as those in which the Corporation or any of its Affiliated Companies may engage, and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, participates or which may be a corporate opportunity (a “Corporate Opportunity”) for the Corporation or any of its Affiliated Companies, on the one hand, and for (i) SunEdison and its Affiliated Companies or (ii) any Dual Role Person who received such Corporate Opportunity outside of his or her capacity as a director or officer of the Corporation, on the other hand, provided that a Dual Opportunity shall not include a Restricted Opportunity.

“Dual Role Person” means (i) any individual who is an officer or director of both the Corporation and SunEdison or (ii) any individual who is a director of the Corporation and is otherwise an employee, officer or a director of a Power Generation Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Power Generation Business” means any business engaged in designing, developing, providing services to, managing, owning or investing in power generation facilities.

“Restricted Opportunity” means a Corporate Opportunity offered in writing to a Dual Role Person solely in such Dual Role Person’s capacity as a director, officer or employee of the Corporation or any of its Affiliated Companies.

Section 4. Termination. The provisions of this Article THIRTEEN shall have no further force or effect with respect to SunEdison and its Affiliated Companies at such time as (i) the Corporation and SunEdison are no longer affiliates of each other and (ii) none of the directors and/or officers of SunEdison serve as directors and/or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof, on the one hand, and SunEdison or an Affiliated Company thereof, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

Section 5. Deemed Notice. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article THIRTEEN.

Section 6. Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article THIRTEEN shall not affect the other provisions or parts hereof, and this Article THIRTEEN shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE FOURTEEN

Notwithstanding any other provisions of this Certificate or any provisions of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), the affirmative vote of the holders of at least 66 2⁄3% of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors generally voting as a single class shall be required to alter, amend or repeal Section 2 of ARTICLE FOUR hereof, Section 3 of ARTICLE SEVEN, ARTICLE EIGHT hereof, ARTICLE NINE hereof, Section 2 of ARTICLE TEN hereof, ARTICLES TWELVE and THIRTEEN hereof, this ARTICLE FOURTEEN, or ARTICLE FIFTEEN hereof or any provision thereof or hereof.

ARTICLE FIFTEEN

The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as SunEdison and its Affiliated Companies give public notice that they cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, whereupon the Corporation shall, upon such public notice, immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation become governed by Section 203 of the DGCL.

ARTICLE SIXTEEN

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate (as may be amended, altered, changed or repealed) or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article SIXTEEN shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SIXTEEN (including, without limitation, each portion of any sentence of this Article SIXTEEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE SIXTEEN.

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